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                                                            EXHIBIT 2.1




                          AGREEMENT AND PLAN OF MERGER

                                  DATED AS OF

                                 JULY 16,  1995

                                     AMONG

                      AUTOMOTIVE INDUSTRIES HOLDING, INC.,

                             AIHI ACQUISITION CORP.

                                      AND

                            LEAR SEATING CORPORATION
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                          AGREEMENT AND PLAN OF MERGER


                 AGREEMENT dated as of July 16, 1995 (this "Agreement") among Automotive Industries Holding, Inc., a Delaware corporation (the "Company"), Lear Seating Corporation, a Delaware corporation ("Buyer"), and AIHI Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Buyer ("Merger Subsidiary").

                                    RECITALS

                 WHEREAS, the Board of Directors of the Buyer, the Merger Subsidiary and the Company have each approved the acquisition of the Company by the Buyer upon the terms and subject to the conditions set forth herein;

                 WHEREAS, the Buyer and the Merger Subsidiary are unwilling to enter into this Agreement (and effect the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, (i) certain beneficial and record holders of the Shares (as defined in Section 1.01) identified on Exhibit A hereto enter into agreements (collectively, the "Stockholders Agreement") providing for certain matters with respect to their Shares, including the tender of their Shares and certain other actions relating to the Offer (as defined in Section 1.01) and the other transactions contemplated by this Agreement, and in order to induce the Buyer and the Merger Subsidiary to enter into this Agreement, the Board of Directors of the Company has approved the execution and delivery of the Stockholders Agreement so that the restrictions on "business combinations" set forth in Section 203 of Delaware Law (as defined below) do not and will not apply to Buyer, Merger Subsidiary or affiliates or associates of Merger Subsidiary as a result of the execution and delivery of the Stockholders Agreement or the consummation of the transactions contemplated thereby or by this Agreement, and such stockholders have agreed to execute and deliver the Stockholders Agreement.

                 WHEREAS, in furtherance of the acquisition of the Company by the Buyer on the terms and subject to the conditions set forth herein, the Board of Directors of the Buyer, the Merger Subsidiary and the Company have each approved the merger of the Merger





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Subsidiary with and into the Company in accordance with the terms of this
Agreement and the General Corporation Law of the State of Delaware (the "Delaware Law") and with any other applicable law;

                 WHEREAS, the Board of Directors of the Company has, in light of and subject to the terms and conditions set forth herein, (i) unanimously determined that (x) the consideration to be paid for each Share in the Offer and the Merger (as defined in Section 2.01) is fair to the stockholders of the Company and (y) the Offer and the Merger are otherwise in the best interests of the Company and its stockholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend acceptance of the Offer and approval and adoption by the stockholders of the Company of this Agreement; and

                 WHEREAS, the Buyer and Merger Subsidiary are unwilling to enter this Agreement (and effect the consummation of the transactions contemplated hereby) unless, contemporaneously with the execution and delivery hereof, certain beneficial and record holders of Shares and their affiliates identified on Exhibit B hereto enter into an agreement, effective upon consummation of the Offer, not to compete with the Company and the Buyer (the "Noncompete Agreement"), and in order to induce the Buyer and Merger Subsidiary to enter into this Agreement, such stockholders and affiliates have agreed to execute and deliver the Noncompete Agreement.

                 NOW, THEREFORE, in consideration of the forgoing and the mutual premises, representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:


                                   ARTICLE I

                                   THE OFFER

                 SECTION 1.01      The Offer.

                 (a) Provided that this Agreement shall not have been terminated in accordance with Article X hereof and that none of the conditions set forth in Annex I hereto shall have occurred and be


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continuing, Buyer and Merger Subsidiary shall, as promptly as practicable following the date hereof and in no event later than five business days after the public announcement of the execution and delivery of this Agreement, commence a tender offer (within the meaning of Rule 14D-2 under the Securities Exchange Act of 1934, as amended, (including the rules and regulations promulgated thereunder, the "Exchange Act")) (the "Offer") to purchase all of the outstanding shares of Class A Common Stock, $.01 par value, of the Company (the "Shares") at a price of $33.50 per Share, net to the seller in cash. The obligation of Merger Subsidiary to accept for payment and to pay for any Shares tendered in the Offer shall be subject only (i) to the condition that there shall be validly tendered prior to the expiration date of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Buyer or Merger Subsidiary, represents at least a majority of the outstanding Shares on a fully-diluted basis on the date of purchase ("on a fully-diluted basis" meaning, as of any date: the number of Shares outstanding, together with Shares the Company is then required to issue pursuant to obligations outstanding at that date under employee stock option or other benefit plans or otherwise (assuming all options and other rights to acquire Shares are fully vested and exercisable and all Shares issuable at any time have been issued), including without limitation, pursuant to the Company Stock Options, the Warrants, the Exchangeable Notes and the ASAA Preferred Stock (each as defined in Section 2.05) and pursuant to the Stock Purchase Plan (as defined in Section 4.03)) (the "Minimum Condition"), (ii) the condition (the "Financing Condition") that Buyer shall have received the Financing (as defined below) necessary to consummate the Offer and the Merger contemplated by the commitment letter dated July 7, 1995 from Chemical Bank and Chemical Securities Inc. (the "Financing Commitment Letter") pursuant to which, subject to the terms and conditions thereof, Chemical Bank has committed to provide all of the financing ("Financing") necessary to purchase all outstanding Shares pursuant to the Offer and the Merger, and (iii) to the other conditions set forth in Annex I hereto.

                 (b) Without the prior written consent of the Company, neither Buyer nor Merger Subsidiary shall (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought in the Offer, (iii) amend





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or waive satisfaction of the Minimum Condition, (iv) change or impose additional conditions to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares, or (v) extend the expiration date of the Offer (except as required by applicable law and except that Merger Subsidiary may extend the expiration date of the Offer for up to sixty days after the initial expiration date in the event that any condition to the Offer is not satisfied); provided, however, that, except as set forth above, the Merger Subsidiary may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the United States Securities and Exchange Commission (the "SEC"). Assuming the prior satisfaction or waiver of the conditions to the Offer, upon the terms of the Offer, the Merger Subsidiary will accept for payment and purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not withdrawn prior to the expiration of the Offer.

                 (c) As soon as practicable on the date of commencement of the Offer, Buyer and Merger Subsidiary shall file or cause to be filed with the SEC a Tender Offer Statement on Schedule 14D-1(the "Schedule 14D-1") with respect to the Offer which shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the "Offer Documents") and shall contain (or shall be amended in a timely manner to contain) all information which is required to be included therein in accordance with the Exchange Act and the rules and regulations thereunder and any other applicable law. Each of Buyer and Merger Subsidiary, on the one hand, and the Company, on the other hand, agree promptly to correct any information provided by either of them for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and Merger Subsidiary further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed promptly with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable law. The Company and its counsel shall be given the opportunity to review the Offer





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Documents and any amendments thereto prior to the filing thereof with the SEC.

                 SECTION 1.02      Company Action.

                 (a) The Company hereby consents to the Offer and represents that (i) the Company's Board of Directors (the "Board") has (x) at a meeting duly called and held unanimously approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), (y) resolved to recommend acceptance of the Offer and adoption and approval of this Agreement and the Merger by the Company's stockholders and (z) unanimously determined that each of this Agreement, the Offer and the Merger are fair to and in the best interests of the stockholders of the Company, and (ii) Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Robert W. Baird & Co. Incorporated ("Baird") have each delivered to the Board their respective opinion that the per Share consideration to be received by the Company's stockholders pursuant to the Offer and the Merger is fair to such stockholders from a financial point of view. The Company hereby consents to the inclusion in Buyer's and Merger Subsidiary's offering documents relating to the Offer of the recommendations referred to in this Section 1.02.

                 (b) The Company will promptly furnish Buyer with a list of its stockholders, mailing labels containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, as of the most recent practicable date, and will provide to Buyer such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Buyer may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate any documents necessary to consummate the Merger or the Offer, Buyer shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Merger and the Offer, and if this Agreement is terminated in accordance with Section 10.01, shall deliver to the Company all copies of such information then in its possession.





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                 (c)      Contemporaneously with the commencement of the Offer
as provided for in Section 1.01, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "14D-9") which shall reflect the recommendations and actions of the Board referred to above, subject to the fiduciary duties of the Board under applicable law as advised by independent legal counsel (who may be the Company's regularly engaged legal counsel). Each of the Company, on the one hand, and Buyer and Merger Subsidiary, on the other hand, agree promptly to correct any information provided by either of them for use in the 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the 14D-9 as so corrected to be filed with the SEC and to be disseminated to the stockholders of the Company, in each case as and to the extent required by applicable laws. Buyer, Merger Subsidiary and their counsel shall be given an opportunity to review the 14D-9 and any amendments thereto prior to filing thereof with the SEC.

                 SECTION 1.03      Directors.

                 (a) Promptly upon the purchase by Buyer or any of its subsidiaries of Shares pursuant to the Offer, and from time to time thereafter, Buyer shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board) as will give Buyer, subject to compliance with
Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to this Section 1.03) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being, the "Board Percentage"), and the Company shall, upon request by Buyer, promptly satisfy the Board Percentage by (i) increasing the size of the Board or (ii) using its best efforts to secure the resignations of such number of directors as is necessary to enable Buyer's designees to be elected to the Board and shall cause Buyer's designees promptly to be so elected. At the request of Buyer, the Company shall take, at the Company's expense, all lawful action necessary to effect any such election, including, without limitation, mailing to its stockholders the information required by





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Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Company's stockholders in the 14D-9.

                 (b) Following the election or appointment of Buyer's designees pursuant to this Section 1.03 and prior to the Effective Time of the Merger, any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Buyer or Merger Subsidiary or waiver of the Company's rights thereunder, shall require the concurrence of a majority of directors of the Company then in office who are directors on the date hereof.


                                   ARTICLE II

                                   THE MERGER

                 SECTION 2.01      The Merger.

                 (a) At the Effective Time (as defined in Section 2.01(b)), Merger Subsidiary shall be merged (the "Merger") with and into the Company in accordance with Delaware Law and the terms and conditions of this Agreement, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "Surviving Corporation") and shall be a direct wholly-owned subsidiary of Buyer. The Offer and the Merger are sometimes hereinafter referred to as the "Transaction."

                 (b) As soon as practicable, but in no event later than five business days, after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a Certificate of Merger (or, if applicable, a Certificate of Ownership and Merger) with the Secretary of State of the State of Delaware and make all other filings required by the Delaware Law in connection with the Merger. The Merger shall become effective at such time as such Certificate of Merger (or, if applicable, Certificate of Ownership and Merger) is duly filed with the Secretary of State of the State of Delaware or at such later time as is specified in such Certificate of Merger (the "Effective Time").





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                 (c)      From and after the Effective Time, the Surviving
Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities,restrictions, disabilities and duties of the Company and Merger Subsidiary, all as provided under the Delaware Law.

                 SECTION 2.02      Conversion of Shares.  At the Effective Time:

                 (a) Each Share of capital stock of the Company held by the Company as treasury stock or held by any subsidiary of the Company or owned by Buyer, Merger Subsidiary or any subsidiary of either of them immediately prior to the Effective Time shall be cancelled and retired and shall cease to exist, and no payment shall be made with respect thereto;

                 (b) Each share of capital stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and non-assessable share of capital stock of the Surviving Corporation, par value $0.01 per share, with the same rights and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

                 (c) Each Share outstanding immediately prior to the Effective Time shall, except as otherwise provided in clause (a) above or as provided in Section 2.04 with respect to Shares as to which appraisal rights have been exercised, be converted into the right to receive $33.50, or any higher price per Share paid in the Offer, in cash without any interest thereon (the "Merger Consideration").

                 SECTION 2.03      Exchange of Shares.

                 (a) Prior to the Effective Time, Buyer shall appoint an agent (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. Buyer will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the Shares. For purposes of determining the Merger Consideration to be made available, Buyer shall assume that no stockholder of the Company will perfect





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his right to appraisal of his, her or its Shares.  Promptly after the Effective
Time, Buyer will send, or will cause the Exchange Agent to send, to each holder of Shares (other than as provided in Section 2.02(a)) at the Effective Time a letter of transmittal for use in such exchange.

                 (b) After the Effective Time, each holder of Shares that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed letter of transmittal covering such Shares, will be entitled to receive the Merger Consideration payable in respect of such Shares. Until so surrendered, each such certificate shall (other than as provided in Section 2.02(a) or Section 2.04), after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, and shall automatically be cancelled and shall cease to exist. No interest shall be paid or accrued on such Merger Consideration.

                 (c) If any portion of the Merger Consideration payable in respect of any Share is to be paid to a person other than the registered holder of the Shares represented by the certificate or certificates surrendered, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                 (d) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares.

                 (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 that remains unclaimed by the holders of Shares entitled thereto twelve months after the Effective Time shall be returned to Buyer, upon demand, and any stockholder of the Company who has not exchanged his Shares for the Merger Consideration in





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accordance with this Section 2.03 prior to that time shall thereafter look only to Buyer for payment of the Merger Consideration in respect of his Shares.

                 (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to paragraph (a) of this Section 2.03 to pay for Shares for which appraisal rights shall have been perfected shall be returned to Buyer, upon demand.

                 (g) None of Buyer, Merger Subsidiary nor the Company shall be liable to any holder of the Shares for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (h) Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Buyer is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Buyer, suchwithheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Buyer.

                 SECTION 2.04 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such holder fails to perfect or withdraws or loses his right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration payable in respect of such Shares pursuant to Section 2.02. The Company shall give Buyer prompt notice of any demands received by the Company for appraisal of Shares, and Buyer shall have the right to participate in all negotiations and proceedings with respect to such demands. The





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Company shall not, except with the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands.

                 SECTION 2.05 Stock Options; Warrants; Exchangeable Notes; ASAA Preferred Stock.

                 (a) At the Effective Time, all outstanding options (regardless of whether or not such options have vested) ("Company Stock Options") granted pursuant to the Company's 1992 Key Employee Stock Option Plan (the "Option Plan") or granted to any director of the Company shall either (i) be cancelled and each holder of a cancelled option shall be entitled to receive, in consideration for the cancellation of such option, an amount in cash equal to the product of (x) the number of Shares previously subject to such option and (y) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such option or (ii) if elected by such holder, and if this option is made available by Buyer, such option will convert into options or other rights to acquire shares of the common stock of the Buyer, on terms determined in good faith by the Buyer to have substantially the same value as the value of such option.

                 (b) At or prior to the Effective Time, the Company shall use its reasonable best efforts to cause each holder of the warrants to acquire Shares (the "Warrants") granted pursuant to those certain Note and Warrant Exchange Agreements dated as of April 30, 1992, as amended, among the Company and certain warrant holders (the "Note and Warrant Agreement") that are then outstanding to be exercised for Shares. At the Effective Time, proper provision shall be made for discharging all obligations under all outstanding unexercised Warrants by providing that each holder of a Warrant shall be entitled to solely receive, in consideration for the exercise and cancellation of such Warrant, an amount in cash equal to the product of (x) the number of Shares previously subject to such Warrant and (y) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Warrant.

                 (c) At or prior to the Effective Time, with the prior consent of Buyer, the Company shall give any required notice to





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redeem, and redeem or deposit funds sufficient to redeem, all of the outstanding shares of Class A Exchangeable Preferred Stock (the "ASAA Preferred Stock") of the Company's indirect subsidiary, ASAA International, Inc. ("ASAA"), pursuant to the terms of ASAA's Certificate of Incorporation.

                 (d) At or prior to the Effective Time, with the prior consent of Buyer, the Company shall give any required notice to redeem, and redeem or deposit funds sufficient to redeem all of the 6.5% Exchangeable Promissory Notes having an aggregate principal amount of $4.75 million (the "Exchangeable Notes") issued July 28, 1993 by the Company's direct subsidiary, Automotive Industries, Inc. ("AII"), pursuant to the terms thereof.


                                  ARTICLE III

                           THE SURVIVING CORPORATION

                 SECTION 3.01 Certificate of Incorporation. The Certificate of Incorporation of Merger Subsidiary in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with applicable law.

                 SECTION 3.02 Bylaws. The Bylaws of Merger Subsidiary in effect at the Effective Time shall be the Bylaws of the Surviving Corporation until amended in accordance with applicable law.

                 SECTION 3.03 Directors and Officers. Immediately after the Effective Time, until successors are duly elected or appointed in accordance with the Certificate of Incorporation and Bylaws of Merger
Subsidiary and with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be elected to serve as the directors of the Surviving Corporation, and (ii) the officers of the Company at the Effective Time shall be elected to serve as the officers of the Surviving Corporation.





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                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                 The Company represents and warrants to Buyer and Merger Subsidiary as follows:

                 SECTION 4.01      Organization and Qualification; Subsidiaries.

                 (a) Each of the Company and each Company Subsidiary (as defined below) is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of the Company and the Company Subsidiaries (as defined below), taken as a whole.

                 (b) Each subsidiary of the Company (a "Company Subsidiary") that constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02(w) of Regulation S-X of the SEC is referred to herein as a "Material Subsidiary."

                 SECTION 4.02 Certificate of Incorporation and By-Laws. The Company has heretofore made available to Buyer a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of the Company and each Material Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither the Company nor any Material Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                 SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $.01 per share (the "Company Common Stock"), 750,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common"), 30,000 shares of Cumulative Redeemable Exchangeable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares") and 9,970,000 additional shares of Preferred Stock (the "Preferred Shares"). As of June 30, 1995, there were 17,547,796 shares of Company Common Stock outstanding. As of the date hereof, (a) there are no shares of Class B Common outstanding, (b) there are no Series A Preferred Shares outstanding, and (c) there are no Preferred Shares outstanding. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and have no preemptive rights. As of the date hereof, there are 633,497 Shares reserved for issuance upon exercise of the Warrants and 790,000 Shares reserved for issuance upon exercise of the Company Stock Options (of which Company Stock Options to acquire not more than 549,940 Shares have been granted, of which Company Stock Options to acquire not more than 152,333 Shares are fully vested and exercisable on the date hereof and Company Stock Options to acquire not more than 397,607 Shares will become fully vested and exercisable upon consummation of the Offer). Except for (i) the Company's Employee Stock Discount Purchase Plan (the "Stock Purchase Plan"), (ii) the Company Stock Options, (iii) the Warrants, (iv) the Exchangeable Notes, and (v) the ASAA Preferred Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. All shares of the Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. As of June 30, 1995, 68,614.8 shares of ASAA Preferred Stock were issued and outstanding. Except for the ASAA Preferred Stock there are no material outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company Common Stock or any capital stock of any Company Subsidiary, or make any material investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share owned by the Company or another Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Company Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

                 SECTION 4.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then outstanding Shares and the filing of appropriate merger documents as required by Delaware
Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Buyer, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                 SECTION 4.05      No Conflict; Required Filings and Consents.

                 (a) The execution and delivery of this Agreement by the Company do not, and the performance of the transactions contemplated herein by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) except as set forth in Section 4.05 of the Company's Disclosure Schedule attached hereto (the "Company Disclosure Schedule"), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Material Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Material Subsidiary is a party or by which the Company or any Material Subsidiary or any property or asset of the Company or any Material Subsidiary is bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Company Material Adverse Effect. The Board, at a meeting duly called and held, has taken all actions necessary under the Delaware Law, including approving the transactions contemplated by this Agreement, to ensure that the restrictions on "business combinations" set forth in Section 203 of the Delaware Law do not, and will not, apply to Buyer, Merger Subsidiary, affiliates or associates of Buyer or Merger Subsidiary, the transactions contemplated by this Agreement. The Board has also taken all actions necessary so that the stockholder vote required by Article

IX of the Company's Certificate of Incorporation does not, and will not, apply to the transactions contemplated by this Agreement.

                 (b) The execution and delivery of this Agreement by the Company do not, and neither the performance of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will, require any consent, approval, authorization, order or permit of, or filing with or notification to, any governmental, administrative or regulatory authority or agency, domestic or foreign (each a "Governmental Entity"), except for (A) applicable requirements, if any, of the Exchange Act and Delaware Law,
(B) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (C) filing of appropriate merger documents as required by Delaware Law, (D) applicable requirements, if any, of any non-United States competition, antitrust and investment laws including, without limitation, Council Regulation (EEC) 4064/89, the Investment Canada Act, the Competition Act (Canada), and any rules or regulations promulgated by the Secretary of State for Trade and Industry (U.K.), The Act Against Restraints of Competition (Germany) and (E) such other consents, approvals, authorizations, permits, filings or notifications not obtained or made prior to consummation of the Offer the failure of which to be obtained or made would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and which would not, individually or in the aggregate, have a Company Material Adverse Effect.

                 SECTION 4.06      Compliance.  Except as set forth in Section
4.06 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, (a) any law, rule, regulation, order, judgment or decree (including, without limitation, laws, rules and regulations relating to franchises) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

                 SECTION 4.07      SEC Filings; Financial Statements.

                 (a) The Company has filed all forms, reports, registration statements, proxy statements, schedules and documents required to be filed by it with the SEC since December 26, 1992 and has heretofore made available to Buyer, in the form filed with the SEC (excluding any exhibits thereto), (i) its Annual Reports on Form 10-K for the fiscal years ended December 26, 1992, January 1, 1994 and December 31, 1994, (ii) its Quarterly Reports on Form 10-Q for the period ended March 31, 1995, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 1993 and (iv) all other forms, reports, other registration statements and schedules (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above and preliminary materials) filed by the Company with the SEC since December 31, 1994 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being referred to herein, collectively, as the "Company SEC Reports"). The Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (x) were prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of circumstances under which they were made, not misleading. No Company Subsidiary, is required to file any form, report or other document with the SEC.
                 (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented the financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries, as the case may be, as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

                 SECTION 4.08      Disclosure Documents.

                 (a) Each document filed or required to be filed by the Company with the SEC in connection with the Transaction (the "Company Disclosure Documents"), including, without limitation, the 14D-9, the proxy or information statement of the Company (the "Company Proxy Statement"), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements to any thereof will comply as to form in all material respects with the applicable requirements of the Exchange Act.

                 (b) At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, at the time such stockholders vote on adoption of this Agreement and at the Effective Time, the Company Proxy Statement as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing with the SEC or any other governmental authority of any Company Disclosure Documents (other than the Company Proxy Statement), at the time of any distribution thereof and throughout the remaining pendency of the Offer each such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this subsection (b) will not apply to statements or omissions in the Company Disclosure Documents based upon information furnished in writing to the Company by Buyer or Merger Subsidiary specifically for use therein.

                 (c) The information with respect to the Company or any Company Subsidiary furnished by the Company or its affiliates to Buyer in writing specifically for use in the Offer and the Offer Documents shall not contain, as of the date the Offer Documents are filed, any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any such information provided by the Company or its affiliates shall, after the filing of the Offer Documents, become false or misleading in any material respect, the Company shall promptly notify Buyer and update such information in writing.

                 SECTION 4.09 Brokers. Except for Hidden Creek Industries, DLJ and Baird, whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary (or any director or officer thereof) who might be entitled to any fee or commission from the Company, any Company Subsidiary, Merger Subsidiary or Buyer or any of their affiliates upon consummation of the transactions contemplated by this Agreement. The fees described in this Section 4.09 shall not exceed $9.5 million in the aggregate.

                 SECTION 4.10. Absence of Certain Changes or Events. Since April 1, 1995 except as contemplated by this Agreement or disclosed in the Company Disclosure Schedule or any Company SEC Report filed since April 1, 1995 and prior to the date of this Agreement, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since April 1, 1995 there has not been (i) any material adverse change in the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any Company Subsidiary having, individually or in the aggregate, a Company Material Adverse Effect, (iii) any change by the Company in its accounting methods, principles or practices, (iv) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (v) any failure by the Company to revalue any asset in accordance with generally accepted accounting principles consistent with past practice,
(vi) any entry by the Company or any Company Subsidiary into any commitment or transaction material to the Company and the Company Subsidiaries, taken as a whole, (vii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (viii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice and except as described on Section 4.10 of the Company Disclosure Schedule, or (ix) any entering into, renewal, modification or extension of, any material contract, arrangement or agreement with any other party except for contracts, arrangements or agreements in the ordinary course of business.

                 SECTION 4.11.  Absence of Litigation.  Except as set forth on
Schedule 4.11 of the Company Disclosure Schedule there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which (i) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or (ii) seeks to, or is reasonably likely to, delay or prevent the consummation of the Offer or the Merger. As of the date hereof, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having, individually or in the aggregate, a Company Material Adverse Effect.

                 SECTION 4.12.  Employee Benefit Plans/ERISA.

                 (a) The term "Employee Benefit Plan" means each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") which is maintained for, or to which contributions have been made on behalf of, employees ("Employees") of the Company or any current or former corporation, person or trade or business which is a member of a group which is under common control with the Company, who together with the Company, is treated as a single employer within the meaning of Sections 414(b)-(o) of the Internal Revenue Code of 1986, as amended (the "Code") and, if applicable, Sections 4001(a) and (b) of ERISA (an "ERISA Affiliate"). The term "Pension Plan" means any Employee Benefit Plan which is subject to title IV of ERISA.

                 (b) Neither the Company nor any ERISA Affiliate participates in or contributes to any multiemployer plan (as defined in Section 4001(a) of ERISA).

                 (c) Neither the Company nor any ERISA Affiliate has any contingent liability with respect to any post-retirement benefit under any employee benefit plan which is a welfare benefit plan as defined in Section 3(1) of ERISA (a "Welfare Plan") which would have a Company Material Adverse Effect.

                 (d) None of the Employee Benefit Plans is a severance plan, arrangement or program. Except as set forth in Schedule 4.12 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not directly: (i) entitle any Employee to severance pay, unemployment compensation or any other payment or (ii) accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any Employee, which would have a Company Material Adverse Effect.

                 (e) The Company has made available or given to the Buyer true and complete copies of all the following: each Employee Benefit Plan and related trust agreement (including all amendments and commitments with respect to such Employee Benefit Plan or trust) which the Company or ERISA Affiliate maintains or is committed to contribute to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each such Employee Benefit Plan for calendar years 1991, 1992 and 1993.

                 (f) Each Employee Benefit Plan complies, in both form and operation in all material respects, with its terms, ERISA and the Code, including, without limitation, Code Section 4980B, and no condition exists or event has occurred with respect to any such plan which would result in the incurrence by the Company or any ERISA Affiliate of any liability, fine or penalty which would have a Company Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") which remains outstanding other than the payment of premiums, and there are no premiums which have become due which are unpaid. Neither the Company nor any ERISA Affiliate has engaged in any transaction which could subject it to liability under Section 4069 or Section 4212(c) of ERISA which would have a Company Material Adverse Effect. Each Employee Benefit Plan, related trust agreement, arrangement and commitment of each the Company and ERISA Affiliate is legally valid and binding in full force and effect. Each Employee Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter for "TRA" (as defined in Rev. Proc. 93-39) from the IRS or has filed for such a determination letter within the remedial amendment period, and each trust related to such plan either has been determined to be exempt under, or has pending a determination of an exemption under, Section 501(a) of the Code. To the knowledge of the Company, nothing has occurred or is expected to occur that would adversely affect the qualified status of the Employee Benefit Plan or any related trust subsequent to the issuance of such determination letter. No Employee Benefit Plan is being audited or investigated by any government agency or subject to any pending or threatened claim or suit which would have a Company Material Adverse Effect.

                 (g) Neither the Company nor any ERISA Affiliate nor any fiduciary of any Employee Benefit Plan has engaged in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code that will have a Company Material Adverse Effect.

                 (h) No Termination Event has occurred or is reasonably expected to occur that will have a Company Material Adverse Effect.
A "Termination Event" means any of the following:

                             (1)      a "Reportable Event" by the Company
or any ERISA Affiliate described in Section 4043 of ERISA and the regulations issued thereunder; or

                             (2)      the withdrawal of the Company or any
ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA; or

                             (3)      the distress termination of a
Pension Plan, the filing of a notice of intent to terminate a Pension Plan as a distress termination or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or

                             (4)      the institution of proceedings to
terminate a Pension Plan by the PBGC; or

                             (5)      any other event or condition which would
constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or

                             (6)      the imposition of a lien pursuant to
Section 412 of the Code or Section 302 of ERISA.

                 SECTION 4.13.  Taxes.

                 (a) The Company and the Company Subsidiaries (i) have filed or caused to be filed with the appropriate taxing authorities on a timely basis all federal Tax Returns (as hereinafter defined), all required state income Tax Returns and all other Tax Returns which are required to have been filed, and such Tax Returns are true, correct and complete in all material respects,
(ii) have paid on a timely basis or have made adequate provision for on their balance sheet all Taxes (as hereinafter defined) reflected as due on such Tax Returns and the periods covered thereby, and (iii) have established reserves on their books and records adequate for the payment of all Taxes not yet due. There are no material liens for Taxes upon the assets of the Company and the Company Subsidiaries, except liens for Taxes not yet due. Except as disclosed on Schedule 4.16 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received a notice of any pending audits, actions, proceedings, investigations or claims with respect to any Taxes payable by or asserted against the Company and the Company Subsidiaries. Except as disclosed on Schedule 4.16 of the Company Disclosure Schedule, no claim has ever been made by a jurisdiction where the Company or any of the Company Subsidiaries does not pay Taxes or file Tax Returns that such entity may be subject to Taxes in such jurisdiction for any period beginning after December 31, 1989. The taxable years or periods for the assessment of federal income tax of the Company and the Company Subsidiaries (including assessments relating to consolidated federal income tax returns, if any, that include the Company or any of the Company Subsidiaries) are closed either by agreement with the Internal Revenue Service or by operation of the applicable statute of limitations for all taxable periods through 1990. Except as set forth in Schedule 4.16 of the Company Disclosure Schedule, the taxable years or periods for the assessment of state and local income tax of the Company and the Company Subsidiaries (including assessments relating to consolidated, combined or unitary Tax Returns, if any, that include the Company or any Company Subsidiary) are closed either by agreement with the appropriate taxing authority or by application of the applicable statute of limitations for all periods through 1989. Except as disclosed on Schedule 4.16 of the Company Disclosure Schedule, the Company and the Company Subsidiaries are not and have not been subject to any income tax in any jurisdiction outside the United States. No agreements relating to allocation or sharing of Taxes exists among the Company and the Company Subsidiaries or among the Company and any of its stockholders. Except as disclosed on Schedule 4.16 of the Company Disclosure Schedule, there are no outstanding waivers or comparable consents or extensions given by the Company or the Company Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. Neither the Company nor any Company Subsidiary has made any election which would result or has resulted in an adjustment under Section 481 of the Code. Neither the Company nor any Company

Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a Section 341(f) asset (as such term is defined in Section 341(f)(4) of the Code). No power of attorney granted by the Company or the Company Subsidiaries with respect to Taxes is currently in force. Except as disclosed on the Company Disclosure Schedule and other than this Agreement, there is no contract, agreement, plan or arrangement that individually or collectively could give rise to the payment by the Company or the Company Subsidiaries of any amount that would not be deductible by reason of Section 280G of the Code. Neither the Company nor any Company Subsidiary has any outstanding Corporate Acquisition Indebtedness as such term is used in Code Section 279(b). For purposes of this Section 4.13, where a determination of an occurrence of a failure by the Company or any Company Subsidiary to comply with any representation herein is to be made, a failure shall only occur if such failure shall have a Company Material Adverse Effect.

                 (b) For purposes of this Agreement, (i) the term "Taxes" shall mean all taxes, charges, fees, levies or other like assessments, including without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, capital stock, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest, penalties or additional amounts attributable to Taxes imposed by any governmental authority, and (ii) the term "Tax Returns" shall mean all returns (including information returns), declarations, reports, estimates and statements regarding Taxes required to be filed under the United States federal, state or local laws or any foreign laws.

                 SECTION 4.14.  Environmental Matters.

                 (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic under the following federal statutes and their state counterparts, as well as these statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Atomic Energy Act, the Resource Conservation and Recovery Act, the Clean Air Act and the Hazardous Materials Transportation Act;
(B) any asbestos or asbestos-containing material, petroleum and petroleum products, including crude oil and any fractions thereof, natural gas, natural gas liquids, synthetic gas, polychlorinated biphenyls or radon; or (C) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; and
(ii) "Environmental Law" means any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, authorization, judgment, order, or other requirement having the force and effect of law whether local, state, territorial or national, to the extent enacted and in effect on or prior to the Closing Date, relating to: (A) emissions, discharges, spills, releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances into ambient air, surface water, ground water, water courses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (C) the regulation of storage tanks; or (D) otherwise relating to pollution or protection of the environment or the protection of human health from environmental hazards.

                 (b) (i) Neither the Company nor any Company Subsidiary has violated and is in violation of any Environmental Law; (ii) the Company and each Company Subsidiary has all permits, licenses and other authorizations required under any Environmental Law and the Company and each Company Subsidiary has always been and is in compliance with their requirements; (iii) no Hazardous Substances have been used, stored, manufactured or processed on the property owned or leased by the Company or any Company Subsidiary except as reasonably necessary to conduct the business of the Company and the Company Subsidiaries, and in compliance with all laws, ordinances and regulations applicable to the use, storage or manufacture thereof; (iv) to the Company's knowledge, there has been no disposal, release or threatened release of Hazardous Substances from or to the property owned or leased by the Company or any

Company Subsidiary; (v) to the Company's knowledge, none of the properties owned or leased by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (vi) to the best knowledge of the Company, neither the Company nor any Company Subsidiary is liable for any off-site contamination; and (vii) neither the Company nor any Company Subsidiary has received any written notice of violation of or liability under any Environmental Law and the Company is not aware of any circumstances that could reasonably be expected to give rise to such notice, in each case when the failure to comply with this
Section 4.14 would reasonably be expected to result in a Company Material Adverse Effect.

                 SECTION 4.15. Opinion of Financial Advisor. The Company has received the written opinion of DLJ to the effect that the consideration to be received by the stockholders of the Company pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view, a copy of which opinion will be delivered to the Buyer and included in the 14D-9, any Company Proxy Statement and the Offer Documents.

                 SECTION 4.16     Affiliate Transactions.   All transactions
between the Company or a Company Subsidiary and any of their Affiliates (other than the Company or a Company Subsidiary), shall be terminated and be of no further legal force or effect, and neither the Company nor any Company Subsidiary shall have any obligation or liability thereunder, from and after the Effective Time. The termination of such transactions is not reasonably expected to have a Company Material Adverse Effect. "Affiliate" of any person means any other person directly or indirectly controlling, controlled by or under common control with such person. A person shall be deemed to control another person if the controlling person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled person, whether through ownership of stock, by contract or otherwise. Without limiting the foregoing, Hidden Creek Industries, ONEX US Investments Inc. and each of their Affiliates shall be considered Affiliates of the Company and the Company Subsidiaries.

                 SECTION 4.17.  Labor Matters.  Except as disclosed on Section
4.17 of the Company Disclosure Schedule, (i) there are no controversies pending or, to the best knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees; (ii) to the best knowledge of the Company, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither the Company nor any Company Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract and there are no grievances outstanding against the Company or any Company Subsidiary under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against the Company or any Company Subsidiary before the National Labor Relations Board or any current union representation questions involving employees of the Company or any Company Subsidiary; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary, other than any events described in clauses (i) through (v) above which in the aggregate would not have a Company Material Adverse Effect.

                 SECTION 4.18.   Real Property.

                 (a) The Company and the Company Subsidiaries have sufficient title to or the legal right to use all their real properties currently used in the conduct of their respective businesses, with such exceptions as, individually or in the aggregate, would not have a Company Material Adverse Effect.

                 (b) Except as set forth in Section 4.18 of the Company Disclosure Schedule, each parcel of real property owned or leased by the Company or any Company Subsidiary is owned or leased free and clear of all mortgages, liens, security interests, or other claims of third parties of any kind (collectively, "Liens"), other than (A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances which, individually or in the aggregate, would not have a Company Material Adverse Effect (collectively, "Permitted Liens").


                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                 Buyer represents and warrants to the Company that:

                 SECTION 5.01 Organization and Qualification; Subsidiaries. Each of Buyer and Merger Subsidiary is a corporation, partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Buyer Material Adverse Effect (as defined below). Each of Buyer and Merger Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Buyer Material Adverse Effect. The term "Buyer Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Buyer, Merger Subsidiary and each of Buyer's other subsidiaries, taken as a whole.

                 SECTION 5.02 Certificate of Incorporation and By-Laws. Buyer has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-Laws or equivalent organizational documents, each as amended to date, of Buyer and Merger Subsidiary. Such Certificates of Incorporation, By-Laws and equivalent organizational documents are in full force and effect. Neither Buyer nor Merger Subsidiary is in violation of any provision of its Certificate of Incorporation, By-Laws or equivalent organizational documents, except for such violations that would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                 SECTION 5.03 Authority Relative to this Agreement. Each of Buyer and Merger Subsidiary has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by Buyer and Merger Subsidiary and the consummation by Buyer and Merger Subsidiary of the transactions contemplated herein have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated herein (other than, with respect to the Merger, the filing of the appropriate merger documents as required by Delaware Law). This Agreement has been duly and validly executed and delivered by Buyer and Merger Subsidiary and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Buyer and Merger Subsidiary, enforceable against Buyer and Merger Subsidiary in accordance with its terms.

                 SECTION 5.04      No Conflict; Required Filings and Consents.

                 (a) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and the performance of the transactions contemplated herein by Buyer and Merger Subsidiary will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws or equivalent organizational documents of Buyer or Merger Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or any Merger Subsidiary or by which any property or asset of Buyer or any Merger Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Buyer or any Merger Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or any Merger Subsidiary is a party or by which Buyer or any Merger Subsidiary or any property or asset of Buyer or any Merger Subsidiary is bound or affected, except in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Buyer from performing its obligations under this Agreement in any material respect, or would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by Buyer and Merger Subsidiary do not, and neither the performance of this Agreement by Buyer and Merger Subsidiary nor the consummation of the transactions contemplated hereby by the Company will, require any consent, approval, authorization, order or permit of, or filing with or notification to, any Governmental Entity, except for (A) applicable requirements, if any, of the Exchange Act and Delaware Law, (B) the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents as required by Delaware Law, (D) applicable requirements, if any, of any non-United States competition, antitrust and investment laws including, without limitation, Council Regulation
(EEC) 4064/89, the Investment Canada Act, the Competition Act (Canada), and any rules or regulations promulgated by the Secretary of State for Trade and Industry (U.K.), and (E) such other consents, approvals, authorizations or permits, filings or notifications, not obtained or made prior to consummation of the Offer the failure of which to be obtained or made would not prevent or delay consummation of the Merger, or otherwise prevent Buyer or Merger Subsidiary from performing its obligations under this Agreement in any material respect, and which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

                 SECTION 5.05 Documents Relating to Offer; Company Proxy Statement. The Offer Documents and the Offer will comply in all material respects with the applicable requirements of the Exchange Act, except that no representation is made by Buyer or Merger

Subsidiary with respect to information supplied in writing by the Company specifically for use in the Offer Documents. None of the information that may be supplied in writing by Buyer or its affiliates specifically for use in the Company Proxy Statement, the 14D-9 or any other document filed or to be filed with the SEC will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any such information provided by Buyer or its affiliates shall, after the filing of the 14D-9 or any other document filed by the Company with the SEC, become false or misleading in any material respect, the Buyer shall promptly notify the Company and update such information in writing.

                 SECTION 5.6 Financing. The Buyer has entered into, and furnished to the Company a copy of, the Financing Commitment Letter with Chemical Bank and Chemical Securities Inc. Subject to the terms and conditions specified therein, the Financing Commitment Letter will provide Buyer funds sufficient in amount to consummate the Offer and Merger pursuant to this Agreement. The Financing Commitment Letter is in full force and effect as of the date of this Agreement.


                                   ARTICLE VI

                            COVENANTS OF THE COMPANY

                 SECTION 6.01 Conduct of the Company. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless the Buyer shall have consented in writing (such consent not to be unreasonably withheld), the businesses of the Company and the Company Subsidiaries shall, in all material respects, be conducted in, and the Company and the Company Subsidiaries shall not take any material action, except in the ordinary course of business, consistent with past practice, and the Company shall, and shall cause the Company Subsidiaries to use their respective reasonable best efforts to preserve substantially intact their respective business organizations, to keep available the services of their respective current officers, employees and consultants and to preserve their respective relationships with customers, suppliers and other persons with which it or any of the Company Subsidiaries has significant business relations as well as with officials and employees of government agencies and other entities which regulate the Company, the Company Subsidiaries and their business. By way of amplification and not limitation, except (i) as contemplated by this Agreement, (ii) as set forth on
Section 6.01 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of the Buyer (which will not be unreasonably withheld) (provided that the following restrictions shall not apply to any subsidiaries which the Company does not control):

                 (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company or any Company Subsidiary;

                 (b) (i) issue or sell, or authorize the issuance or sale of, (I) any shares of capital stock of any class of, or any other ownership interest in, the Company or any of the Company Subsidiaries, or any options, warrants or other securities or rights convertible into, exchangeable for, evidencing the right to subscribe for or purchase, or otherwise providing for the right to acquire capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company or any of the Company Subsidiaries (other than the issuance of shares of capital stock in connection with (A) the exercise of the Company Stock Options and the Warrants, and the redemption or exchange of the Exchangeable Notes and the ASAA Preferred Stock in accordance with the terms of such securities in effect on the date of this Agreement, or (B) the Stock Purchase Plan as in effect on the date of this Agreement) or (II) any assets of it or any of the Company Subsidiaries, except for sales in the ordinary course of business or which, individually, do not exceed $10.0 million or which, in the aggregate, do not exceed $20.0 million, or (ii) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of the Company or any Company Subsidiary, including without limitation the Company Stock Options the Warrants, the Exchangeable Notes, the ASAA Preferred Stock and the Stock Purchase Plan;

                 (c) declare, set aside or pay any dividend or other actual, constructive or deemed distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than a divided or distribution payable solely to the Company or a Company Subsidiary) or otherwise make any payments to stockholders in their capacity as stockholders;

                 (d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than redemptions of the ASAA Preferred Stock, consistent with applicable securities laws;

                 (e) (i) acquire (for cash, shares of stock or other consideration) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for such acquisitions which, individually, do not exceed $10.0 million or which, in the aggregate, do not exceed $25.0 million; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except (A) in connection with this Agreement and the transactions contemplated hereby, or (B) borrowings under existing bank lines of credit in the ordinary course of business; or (iii) enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in this Section 6.01(e);

                 (f) adopt or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or Employee, or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options or stock appreciation rights) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, except for normal increases in the ordinary course of business consistent with past practice that do not result in a material increase in benefits or compensation expense to the Company or pursuant to collective bargaining agreements as presently in effect.

                 (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures.

                 (h) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Material Subsidiaries;

                 (i) make any tax elections or settle or compromise any material income tax liability;

                 (j) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company;

                 (k) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of the Company or any of the Company Subsidiaries before the same comes due in accordance with its terms;

                 (l) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

                 (m) enter into any new collective bargaining agreement or any successor collective bargaining agreement (other than the

Weston Division collective bargaining agreement currently being negotiated);

                 (n) amend or otherwise modify the Option Plan or the Stock Purchase Plan; or

                 (o) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                 SECTION 6.02 Stockholders' Meeting; Proxy Material. Unless Buyer or Merger Subsidiary acquires at least 90% of the outstanding Shares, in which case Buyer shall cause the Merger to take place without a vote of the Company's stockholders as permitted under Delaware Law, if required by applicable law, the Company shall cause a special meeting of its stockholders (the "Company Stockholders Meeting") to be duly called and held as soon as reasonably practicable after the purchase of Shares pursuant to the Offer for the purpose of acting upon proposals to approve this Agreement and all actions contemplated hereby that require the approval of the Company's stockholders. The Board shall recommend approval and adoption of this Agreement by the Company's stockholders, unless otherwise required by the fiduciary duties of the Board under applicable law as advised by independent legal counsel (who may be the Company's regularly engaged legal counsel). In connection with the Company Stockholders Meeting the Company shall in accordance with applicable law and after consultation with the Buyer, prepare and file with the SEC a preliminary Company Proxy Statement relating to the matters to be considered at the Company Stockholders Meeting, respond promptly to any comments made by the SEC with respect to the preliminary Company Proxy Statement and cause a definitive Company Proxy Statement to be mailed to its stockholders.

                 SECTION 6.03 Access to Information. The Company will give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and the Company Subsidiaries, will furnish to Buyer, its counsel, financial advisors, auditors and authorized representatives such financial and operating data and other information as such persons may reasonably request and will cause the Company's employees, counsel and financial advisors to cooperate with Buyer in its investigation of the business of the Company and the Company Subsidiaries.

                 SECTION 6.04 No Solicitations. From and after the date hereof until the termination of this Agreement, the Company shall not, and shall use its best efforts to cause its officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of the Company Subsidiaries) not to, directly or indirectly, invite, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to any Acquisition Proposal (as defined below), provided, however, that nothing contained in this Section 6.04 shall prohibit the Board from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law and (B) prior to taking such action, to the extent any confidential information will be disclosed, the Company receives from such person or entity an executed customary confidentiality agreement. For purposes of this Agreement, "Acquisition Proposal" shall mean any of the following (other than the transactions between the Company, the Buyer and the Merger Subsidiary contemplated hereunder) involving the Company or any of its Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or
(iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company represents that neither it nor, to its knowledge without independent inquiry having been made, any of its stockholders is a party to or bound by any agreement with respect to an Acquisition Proposal. In the event that the Company receives or becomes aware of any Acquisition Proposal, the Company will promptly notify the Buyer in writing of such communication (it being understood that nothing set forth herein shall obligate the Buyer to disclose the details of any such Acquisition Proposal if the Board determines such non-disclosure is in the best interest of the Company's stockholders).

                 SECTION 6.05 Notices of Certain Events. The Company shall promptly notify Buyer of:

                (a) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

                (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

                (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Company Subsidiary on the date of this Agreement which could interfere with the consummation of the transactions contemplated by this Agreement or could result in a Company Material Adverse Effect; and

                (d) the occurrence, or non-occurrence, of any event which would cause either (i) any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Annex I to be unsatisfied at any time from the date hereof to the date Buyer or Merger Subsidiary purchases Shares pursuant to the Offer, (iii) any condition set forth in Article IX hereof to be unsatisfied at any time from the date hereof to the Effective Time or (iv) any material failure by the Company to comply with or satisfy any covenant, condition or agreement to be complied with hereunder; provided that the delivery of any notice pursuant to this Section 6.05 shall not limit or otherwise affect the remedies available hereunder to Buyer or Merger Subsidiary.

                          SECTION 6.06      Debt Instruments.  Prior to or at
the Effective Time, the Company and each Company Subsidiary shall, at the request of Buyer, use its reasonable efforts to seek waivers from the parties thereto with respect to the occurrence, as a result of the Merger, the Offer and the other transactions contemplated by this Agreement, of a change in control or any other event which constitutes a default (or an event which with notice or lapse of time or both would become a default) under any debt instrument of the Company or any Company Subsidiary.


                                  ARTICLE VII

                               COVENANTS OF BUYER

                 SECTION 7.01      Confidentiality.

                 (a) All information obtained by Buyer in connection with the Transaction shall be kept confidential in accordance with the confidentiality agreement, dated April 18, 1995, between Buyer and DLJ (the "Confidentiality Agreement"); provided that any provisions of the Confidentiality Agreement that would prohibit Buyer or Merger Subsidiary from engaging in the transactions contemplated by this Agreement or by the Stockholders Agreement shall be deemed to be modified to the extent required to permit Buyer and Merger Subsidiary to engage in all such transactions; and, provided further, that the Confidentiality Agreement shall terminate and be of no further force or effect upon consummation of the Offer.

                 (b) From and after the time at which an Acquisition Proposal is made to the Company, Buyer and Merger Subsidiary shall not be prohibited by the Confidentiality Agreement from taking any or all of the actions described in the last paragraph of page 3 of the Confidentiality Agreement (which paragraph contains "standstill provisions"), in which case the Confidentiality Agreement shall be deemed to be modified to the extent required to permit Buyer and Merger Subsidiary to engage in all such transactions.

                 (c) In the event that at any time after the date hereof and prior to the termination or expiration of the Confidentiality Agreement the Company shall enter into a confidentiality agreement or similar arrangement with a third party containing provisions more favorable to such party than the corresponding provisions of the Confidentiality Agreement are favorable to Buyer, the Confidentiality Agreement shall thereupon be deemed amended to incorporate such provisions therein for the benefit of Buyer. Without limiting the foregoing, the Company agrees that it shall not release any third party from or waive or modify any confidentiality or standstill agreement or similar arrangement to which the Company is a party.

                 SECTION 7.02 Obligations of Merger Subsidiary. Buyer will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

                 SECTION 7.03 Voting of Shares. Buyer agrees to vote all Shares owned by Buyer, Merger Subsidiary or any of their affiliates in favor of approval and adoption of this Agreement at the Company Stockholders Meeting.

                 SECTION 7.04      Director and Officer Liability.

                 (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Certificate of Incorporation and By-Laws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

                 (b) From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not unreasonably be withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of the undertaking to repay such advances contemplated by Section 145(e) of Delaware Law); provided, that the Surviving Corporation shall indemnify, defend and hold harmless the Indemnified Parties only to the same extent and on the same terms (including with respect to advancement of expenses) provided for in the Company's Certificate of Incorporation and By Laws in effect on the date hereof (to the extent consistent with applicable law), which rights pursuant to such provisions shall survive the Merger and continue in full force and effect after the Effective Time.

                 (c) without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time) after the Effective Time (i) the Indemnified Parties may retain the Company's regularly engaged independent legal counsel or other independent legal counsel satisfactory to them, provided that such other counsel shall be reasonably acceptable to the Surviving Corporation, (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) the Surviving

Corporation will use its reasonable best efforts to assist in the vigorous defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 7.04 upon learning of any such Claim shall notify the Surviving Corporation (although the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which the Surviving Corporation may have under this Section 7.04, except to the extent such failure materially prejudices the Surviving Corporation's position with respect to such claim), and shall deliver to the Surviving Corporation the undertaking contemplated by Section 145(e) of Delaware Law. The Indemnified Parties as a group may retain no more than one law firm (in addition to local counsel) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct (as determined by counsel to the Indemnified Parties), an actual conflict between the interests of any two or more Indemnified Parties, in which event such additional counsel as may be required may be retained by the Indemnified Parties.

                 (d) For a period of three years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the liability insurance policies for directors and officers which are currently maintained by the Company with respect to claims arising from facts or events which occurred before the Effective Time (provided that the Buyer may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties). Notwithstanding the foregoing, Buyer shall not be required to pay an annual premium for such insurance in excess of 225% of the last annual premium paid by the Company prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

                 (e) The Company and Buyer shall have no obligation under this Section 7.04 to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. In the event that it shall be determined in a final and non-appealable judicial proceeding that a person who has received advance payments of expenses or putative indemnification sums pursuant to this Section 7.04 shall not be entitled to indemnification hereunder such person shall repay to Buyer or the Company, as the case may be, all such expenses and sums promptly following such determination.

                 (f) Each Indemnified Party shall have rights as a third party beneficiary under this Section 7.04 as separate contractual rights for his or her benefit and such right shall be enforceable by such Indemnified Party, its heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns.

                 SECTION 7.05      Employee Benefits.

                 (a) Except as otherwise may be provided pursuant to a collective bargaining agreement for a period ending no earlier than (i) with respect to Employee Benefit Plans which are Pension Plans or Welfare Plans (other than severance plans), the last day of the first plan year beginning after the Effective Time, (ii) with respect to Employee Benefit Plans which are cafeteria plans as defined in Section 125 of the Code, the last day of the plan year during which the Effective Time occurs and (iii) one year from the date of this Agreement with respect to any other employee benefits, Buyer shall cause the Surviving Corporation to maintain or provide the employees of the Surviving Corporation and its subsidiaries with employee benefits, or compensation which in the aggregate is, substantially comparable to the employee benefits provided by the Company and the Company Subsidiaries on the date hereof. Buyer shall cause the Surviving Corporation to honor the terms of all employment agreements of the Company and the Company Subsidiaries. Buyer shall cause the Surviving Corporation to honor all collective bargaining agreements by which the Company or any of the Company Subsidiaries is bound.

                 (b) The foregoing shall not constitute any commitment, contract, understanding or guarantee (express or implied) on the part of the Surviving Corporation of a post-Effective Time employment relationship of any term or duration or on any terms other than those the Surviving Corporation may establish. Employment of any of the Employees by the Surviving Corporation shall be "at will" and may be terminated by the Surviving Corporation at any time for any reason (subject to any legally binding agreement, or any applicable laws or collective bargaining agreement, or any arrangement or commitment). No provision of this Agreement shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of the Company Subsidiaries in respect of continued employment or resumed employment.



                                  ARTICLE VIII

                       COVENANTS OF BUYER AND THE COMPANY

                 SECTION 8.01      Reasonable Best Efforts.

                 (a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, if at any time prior to the Effective Time, any further action is necessary or desirable to consummate more effectively the actions contemplated by this Agreement, at the request of the other party hereto and at the expense of the party so requesting, Buyer and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Buyer and Merger Subsidiary in obtaining the Financing and consummating the other transactions contemplated by the Financing Commitment Letter.

                 (b) In the event any action, suit, claim, investigation or other proceeding relating to this Agreement, the Merger or the other transactions hereby shall be commenced, each of the parties hereto agrees (subject, in the case of the Company, to the fiduciary obligations of the Board under applicable law as advised by independent legal counsel) to cooperate with each other party hereto and to use its commercially reasonable best efforts to respond to and to defend vigorously against such proceeding.

                 SECTION 8.02 Certain Filings. The Company and Buyer shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, and (b) in determining whether any other action by or in respect of, or filing with, any governmental body, agency or official, or authority or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts in connection with the consummation of the transactions contemplated by this Agreement and (c) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers (including, without limitation, as may be required under the HSR Act).

                 SECTION 8.03 Public Announcements. Buyer and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law (as advised by independent counsel) or any listing agreement with any national securities exchange.

                                   ARTICLE IX

                            CONDITIONS TO THE MERGER

                 SECTION 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Buyer and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

                (a) if required by Delaware Law, this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law (except that this condition shall be deemed satisfied if Buyer and/or Merger Subsidiary shall have acquired 90% or more of the outstanding Shares);

                (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

                (c) no Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued or enforced any statute, regulation, decree, injunction or other order which has
         become final and nonappealable and   which materially restricts or
         prohibits the consummation of the Merger.


                                   ARTICLE X

                             TERMINATION; EXPENSES

                 SECTION 10.1 Termination. This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

                (a)       by mutual written consent of the Company and Buyer;

                (b) by either Buyer or the Company, if any permanent injunction, order or action by any Governmental Entity or by any federal or state court of competent jurisdiction (other than a temporary restraining order) preventing the consummation of the Merger shall have become final and nonappealable;

                (c) by either Buyer or the Company, (i) if the Merger shall not have been consummated before November 30, 1995; provided, however, that this Agreement may be extended by written notice of either Buyer or the Company to a date not later than January 31, 1996, if the Merger shall not have been consummated as a direct result of Buyer or the Company having failed by November 30, 1995, to receive all required approvals or consents with respect to the Merger, or (ii) if the Offer is not consummated before October 31, 1995;

                (d) by Buyer if, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange
         Act) other than Buyer or the Merger Subsidiary or any of their respective subsidiaries or affiliates shall have become the beneficial owner of more than 20% of the outstanding Shares (either on a primary or a fully diluted basis) (other than the ownership by any bona fide arbitrageur for the purpose of arbitrage);

                (e) by either Buyer or the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting;

                (f) by the Company, if the Board withdraws or modifies its approval or recommendation of the Offer or its recommendation referred to in Section 6.02, in each case in a manner adverse to Buyer, so long as the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the Board to comply with its fiduciary duties to stockholders under applicable law;

                (g) by the Buyer or the Company, if the Offer terminates, expires or is withdrawn or abandoned by Buyer or

         Merger Subsidiary by reason of the failure to satisfy any condition set forth in Annex I hereto;

                (h) by the Buyer, if (i) the Board shall withdraw, modify or change its recommendation or approval in respect of this Agreement or the Offer; (ii) the Board shall have recommended or accepted any Acquisition Proposal other than by Buyer or the Merger Subsidiary; or
         (iii) the Board shall have resolved to do any of the acts referred to in (i) or (ii);

                (i) by the Buyer, if the Company shall have breached its obligation to mail the 14D-9 to its stockholders or failed to include in such 14D-9 the recommendation by the Board referred to in clause
         (i) of paragraph (h) above (including the recommendation that the stockholders of the Company vote in favor of the Merger); or

                (j) by the Company, if the Offer terminates, expires or is withdrawn or abandoned by the Buyer or Merger Subsidiary.

         The right of any party hereto to terminate this Agreement pursuant to this Section 10.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

                 SECTION 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in Sections 7.01 and 10.03 shall survive the termination hereof, and except that no such termination shall relieve any party from liability for willful breach of this Agreement or willful failure by such party to perform its obligations hereunder.

                 SECTION 10.03    Fees, Expenses and Other Payments.

                 (a) All out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred directly or indirectly by the parties hereto in respect of the transactions contemplated hereby shall be borne by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided, however, that if the Merger is consummated all unpaid Expenses of the Company shall be paid by the Surviving Corporation; provided, further, that all filing fees under the HSR Act shall be borne by Buyer.

                 (b) The Company agrees that if this Agreement shall be terminated pursuant to (i) Section 10.01(c) hereof at any time when (I) an Acquisition Proposal shall have been made by a third party but shall not have been rejected by the Company and (II) the Company or any of the Company Subsidiaries or the Company's stockholders shall thereafter consummate or agree to consummate a transaction which would constitute an Acquisition Proposal with such third party offeror or a subsidiary or an affiliate of any such offeror,
(ii) Section 10.01(e) and at the time of the Company Stockholder Meeting Buyer shall not have voting control over a sufficient number of Shares to approve the Merger and there shall exist an Acquisition Proposal, (iii) Section 10.01(f),
(iv) 10.01(g) or 10.01(j) if the Minimum Condition has not been satisfied at the time of the expiration, termination or withdrawal (on or after the initial scheduled expiration date of the Offer) of the Offer and there shall exist an Acquisition Proposal, (v) 10.01(h), or (vi) 10.01(i) and there shall exist an Acquisition Proposal, then in any such event the Company shall pay to Buyer an amount equal to $19.0 million (the "Termination Fee"), payable (x) in the case of termination under clause (i) above upon the signing of a definitive agreement relating to such Acquisition Proposal referred to in clause (i) of this Section 10.03(b), or, if no such agreement is executed then at the closing (and as condition to the closing) of such Acquisition Proposal, and (y) within one business day of termination of this Agreement upon any termination of this Agreement under clauses (ii), (iii), (iv), (v) or (vi) above. The Company acknowledges that the agreements contained in this Section 10.03(b) hereof are an integral part of the transactions contemplated by this Agreement. Accordingly, if the Company shall fail to pay when due any amounts which shall become due under Section 10.03(b) hereof, the Company shall in addition thereto pay to Buyer all costs and expenses (including fees and disbursements of counsel) incurred in connecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the "prime rate" as announced from time to time by Chemical Bank.

                 (c) Any payment required to be made pursuant to Section 10.03(b) shall be made when due by wire transfer of immediately available funds to an account designated by Buyer.



                                   ARTICLE XI

                                 MISCELLANEOUS

                 SECTION 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing including facsimile, telex or similar writing) and shall be given,

                 If to Buyer or Merger Subsidiary, to:

                 Lear Seating Corporation
                 21557 Telegraph Road
                 Southfield, Michigan  48034
                 Attention:  Joseph F. McCarthy

                 with a copy to:

                 Winston & Strawn
                 35 West Wacker Drive
                 Chicago, Illinois  60601
                 Attention:  John L. MacCarthy

                 if to the Company, to:

                 Automotive Industries Holding, Inc.
                 4508 IDS Center
                 Minneapolis, MN  55402
                 Attention:  Scott D. Rued
                 with a copy to:

                 Kirkland & Ellis
                 200 East Randolph Drive
                 Chicago, Illinois  60601
                 Attention: Jeffrey C. Hammes

or such other address, as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by facsimile, upon confirmation of receipt, or (ii) if given by any other means, when delivered at the address specified in this Section 11.01.

                 SECTION 11.02 Survival of Representations, Warranties and Covenants. The representations and warranties contained herein shall not survive the Effective Time; provided, however, that the representations and warranties contained herein and made by the Company shall not survive the date of acceptance for payment of, and payment for, the Shares pursuant to the Offer. The covenants and agreements contained herein shall not survive the Effective Time or the termination of this Agreement except for the covenants and agreements set forth in Sections 7.01, 7.04, 7.05 and 10.03.

                 SECTION 11.03     Amendments; No Waivers.

                 (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Buyer and Merger Subsidiary or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders, alter or change (i) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (ii) any term of the Certificate of Incorporation of the Surviving Corporation or (iii) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company.

                 (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                 SECTION 11.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successor and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

                 SECTION 11.05 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed in all respects, including validity, interpretation and effect, by the law of the State of Delaware without giving effect to the principles of conflicts of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal court sitting in the State of Delaware.

                 SECTION 11.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                 SECTION 11.07 Headings. Section headings used in this Agreement are for convenience only and shall be ignored in the construction and interpretation hereof.

                 SECTION 11.8     No Third Party Beneficiaries.  Except for
Section 7.04 (which is intended to and shall confer upon such persons all rights and remedies by reason of this Agreement as if such person was a party hereto), no provision of this Agreement is intended to, or shall, confer any third party beneficiary or other rights or remedies upon any person other than the parties hereto.

                 SECTION 11.9 Entire Agreement. This Agreement (together with the Stockholders Agreement, the Non-Compete Agreement, the Company Disclosure Schedule, the Buyer Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreements of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

                 SECTION 11.10 Severability. If any term or other provisions of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                           AUTOMOTIVE INDUSTRIES HOLDING, INC.



                                           By: /s/ Scott D. Rued
                                               ------------------------------
                                           Its: Vice President
                                               ------------------------------




                                           LEAR SEATING CORPORATION


                                           By: /s/ James H. Vandenberghe
                                               ------------------------------
                                           Its: Executive Vice President
                                               ------------------------------


                                           AIHI ACQUISITION CORP.


                                           By: /s/ James H. Vandenberghe
                                               ------------------------------
                                           Its: President
                                               ------------------------------

                                                                      ANNEX I



                 The capitalized terms used in this Annex I have the meanings set forth in the attached Agreement, except that the term "Merger Agreement" shall be deemed to refer to the attached Agreement.

                 Notwithstanding any other provision of the Offer, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Subsidiary's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and, except as otherwise provided in the Merger Agreement, may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if (i) prior to the expiration date of the Offer, (A) the Minimum Condition or the Financing Condition shall not have been satisfied,
(B) the applicable waiting period under the HSR Act shall not have expired or been terminated or (C) all regulatory and related approvals shall have not been obtained on terms reasonably satisfactory to the Buyer, except where the failure to obtain such approval would not have a Company Material Adverse Effect and would not materially restrict or prohibit consummation of the Offer, or the Merger or (ii) prior to the acceptance for payment of or payment for Shares and at any time on or after the date of the Merger Agreement, any of the following conditions shall have occurred and be continuing:

                 (a) Any Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, entered or enforced any statute, rule, executive order, regulation, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which (1) materially restricts or prohibits consummation of the Offer or the Merger, (2) prohibits or limits materially the ownership or operation by the Company, the Buyer or any of their subsidiaries of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, or compels the Company, the Buyer, or any of their subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole, (3) imposes limitations on the ability of the Buyer, the Merger Subsidiary or any other subsidiary of the Buyer to exercise rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Merger Subsidiary pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, (4) requires divestitures of any Shares by the Buyer, the Merger Subsidiary or any other affiliate of the Buyer or (5) which would result in a Company Material Adverse Effect; provided that Buyer shall have used commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted

                 (b) there shall have been instituted or there shall be pending any action or proceeding before any Governmental Entity or federal or state court of competent jurisdiction which is reasonably likely to result, directly or indirectly, in any of the consequences set forth in clauses (1) through (5) of paragraph (a) above; provided that Buyer shall have used commercially reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted;

                 (c) Any of the representations and warranties of the Company contained in the Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of such date, except (i) for changes specifically permitted by the Agreement,
         (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii) where, with respect to those representations and warranties which are not qualified by materiality or a similar qualification, such failures to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

                 (d) The Company shall not have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer;

                 (e) There shall have occurred and be continuing for a period of two days or upon the date of any scheduled expiration of the Offer (i) any general suspension of, or limitation or pricing for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in United States (whether or not mandatory) (iii) from the date of this Agreement through the date of termination or expiration of the Offer, a decline of at least 25% in the Standard & Poor's 500 Index, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

                 (f) The Merger Agreement shall have been terminated in accordance with its terms;

                 (g) Buyer and the Company shall have agreed that Buyer shall amend the Offer to terminate the Offer or postpone the payment for Shares pursuant thereto;

                 (h) The Board shall have withdrawn or materially modified (in a manner adverse to the Buyer) its approval or recommendation of the Offer or the Merger;

                 (i) either immediately before or after giving effect to payment by the Buyer or the Merger Subsidiary for the Shares tendered pursuant to the Offer, (i) a Potential Event of Default or Event of Default (as defined in that certain Note and Warrant Exchange Agreement dated as of April 30, 1992 by and among the Company, Automotive Industries, Inc., Kemper Investors Life Insurance Company, The Northwestern Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America (as amended, the "8.75% Note Agreement")) shall have occurred and be continuing, (ii) a Default or Event of Default (as defined in that certain Note Agreement dated as of December 29, 1994 by and among Automotive Industries, Inc., The North Atlantic Life Insurance Company of America, Northern Life Insurance Company, The Northwestern Mutual Life Insurance Company and Teachers Insurance and Annuity Association of America (as amended, the "8.89% Note Agreement" and together with the 8.75% Note Agreement the "Note Agreements")) shall have occurred and be continuing, or (iii) the Note Agreements shall prohibit the Company from incurring an additional dollar of Funded Debt (as defined in each of the Note Agreements); or

                 (j) Since April 1, 1995 there shall have been any material adverse change in the business, results of operations, financial condition or business prospects of the Company and the Company Subsidiaries, taken as a whole (other than any change resulting from a change in general economic conditions or a change in the automotive industry generally).

                 The foregoing conditions are for the sole benefit of the Buyer and the Merger Subsidiary and each of their affiliates and may be asserted by the Buyer or the Merger Subsidiary or may be waived by the Buyer or the Merger Subsidiary, in whole or in part, from time to time in either of their sole discretion, except as otherwise provided in the Merger Agreement. The failure by the Buyer or the Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

                                   EXHIBIT A




                                J2R Corporation

                                 S. A. Johnson

                                 Scott D. Rued

                                  ONEX DHC LLC

                                   EXHIBIT B




                            Hidden Creek Industries

                                J2R Corporation

                                 S. A. Johnson

                                 Scott D. Rued